Management Agreement

THIS MANAGEMENT AGREEMENT (the "**Agreement**") is dated for reference the 3rd day of April, 2008.

BETWEEN:

Cedar Creek Mines Ltd.
2711 Centerville Road, Suite 400
Wilmington, DE 19808 (the "**Company**")

AND:

Guy Brusciano
Building B1, Room 401
Hai Cheng Street Shekou
Shenzhen, P.R.C. China 518067 (the "**Executive**")

WHEREAS:

A. The Company is engaged in the acquisition of mining rights and the exploration of mining properties; and

B. The Company and the Executive have agreed to enter into a management agreement for their mutual benefit.

THIS AGREEMENT WITNESSES that the terms and conditions of the parties' relationship shall be as follows:

1. Duties

1.1 The Company appoints the Executive to undertake the duties and exercise the powers as President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer of the Company, and the Executive accepts the office on the terms and conditions set forth in this Agreement.

2. Term of Appointment

2.1 The Executive's appointment shall commence on April 3, 2008 and shall continue until terminated in accordance with the provisions of Section 7.1 of this Agreement.

3. Compensation

3.1 The Executive shall receive cash compensation of US$2,500 per month for his services.

3.2 The Executive may be compensated with options from time to time, at the discretion of the Board of Directors of the Company (the "**Board**").

3.3 In addition to the above compensation the Board, at its discretion, may award an annual bonus to the Executive based on performance and according to industry standards. The awarding of such a bonus shall not be considered a precedent for any future year and shall not fetter the Board's absolute discretion to award or refuse to award such a bonus.

4. Authority

4.1 The Executive shall have, subject to the general or specific instructions and directions of the Board, full power and authority to manage and direct the business and affairs of the Company (except only the matters and duties as by law must be transacted or performed by the Board or by the shareholders of the Company at a general meeting), including the power and authority to enter into contracts, engagements or commitments of every nature or kind in the name of and on behalf of the Company and to engage and employ and to dismiss all managers and other employees and agents of the Company other than officers of the Company, provided that no contract shall be made which might involve the Company in an expenditure exceeding US$200,000 without the approval of the Board.

4.2 The Executive shall conform to all lawful instructions and directions given to the Executive by the Board, and obey and carry out the Bylaws of the Company.

5. Non-Solicitation

5.1 The Executive agrees that:

(a) during the term of this Agreement he will not hire or take away or cause to be hired or taken away any employee or consultant of the Company; and

(b) for a period of 12 months following the termination of this agreement, he will not hire or take away or cause to be hired or taken away any employee or consultant who was in the employ of the Company or who was on contract with the Company during the 12 months preceding such termination.

6. Confidential Information

6.1 The Executive acknowledges that as the President, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer of the Company, he will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

(a) names and locations of certain mining properties;

(b) trade secrets; and

(c) confidential information concerning the business operations or financing of the Company.

6.2 The Executive acknowledges that the information referred to in Section 6.1 could be used to the detriment of the Company. Accordingly, the Executive undertakes not to disclose the same to any third party either during the term of this Agreement (except as may be necessary in furtherance of the Executive's duties under this Agreement), or following the termination of this Agreement without the written permission of the Board.

7. Termination

7.1 Either the Company or the Executive may terminate this Agreement at any time and for any reason by providing two (2) months written notice to the other party.

8. Company Property

8.1 The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to this Agreement, or furnished by the Company to the Executive, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, upon the termination of this Agreement. The Executive hereby assigns any and all copyright to the Company on all literary and other artistic works created for the benefit of the Company towards which the Executive contributes, and the Executive waives any and all moral rights that may be associated with such works.

9. Notices

9.1 Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive's address last known to the Company, or if delivered to the Executive via facsimile.

9.2 Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company's head office at its address last known to the Executive, or if delivered to the Company via facsimile.

10. Severability

10.1 In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

11. Modification

11.1 Any modification to this Agreement must be in writing and signed by the parties thereto or it shall be void and of no effect.

12. Assignment

12.1 This Agreement may not be assigned by either party hereto.

13. Counterparts

13.1 This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

14. Entire Agreement

14.1 This Agreement constitutes the entire Agreement between the parties and there are no additional representations, warranties, covenants or agreements, either express or implied.

IN WITNESS WHEREOF this Agreement has been executed by the parties on the date first written above.

Cedar Creek Mines Ltd.

____
Authorized Signatory

Guy Brusciano

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